Exhibit 99.1

Carter Validus Mission Critical REIT Acquires

$8,470,000 Ambulatory Surgical Center

(Tampa, FL) Carter Validus Mission Critical REIT, Inc. announced today that it has acquired the St. Louis Surgical Center, an ambulatory surgical center located in the center of Creve Coeur, a suburb of St. Louis, Missouri for a purchase price of $8,470,000. The facility is strategically positioned in close proximity to three area hospitals: St. Johns Mercy Medical Center, BJC Missouri Baptist and Barnes Jewish West County Hospital; and serves the needs of the area’s physicians and their patients.

The St. Louis Surgical Center has earned the Joint Commission’s Gold Seal of Approval by demonstrating compliance with national standards for healthcare quality and safety. The Joint Commission is an independent, not-for-profit organization that accredits and certifies more than 19,000 health care organizations and programs in the United States. The operations for the St. Louis Surgical Center are managed under an agreement by United Surgical Partners International (USPI), a leading surgical services operator in the United States.

The St. Louis Surgical Center commenced its operations in February 2005 with nine pre- and post-operating bays and five operating rooms occupying 14,718 square feet. In January 2007, the facility expanded by 7,105 square feet with the addition of two operating rooms and nine private overnight stay rooms, increasing the total square footage to 21,823. Each private overnight stay room is equipped with medical gases, piped in suction, centralized bedside monitoring captured at the nursing station, restroom, shower and satellite television. John Carter, CEO of Carter Validus Mission Critical REIT stated, “The St. Louis Surgical Center holds itself to the same high standards as much larger hospitals, has a dedicated group of physicians and has a demonstrated history of providing high quality, individualized, cost-effective healthcare. We are pleased to add a property of this caliber to our growing portfolio of mission critical assets.”

Carter Validus Mission Critical REIT, Inc. is a public, non-traded REIT. The REIT intends to acquire mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants. Carter Validus Mission Critical REIT, Inc. will focus its acquisitions of mission critical assets in the data center and healthcare sectors.

Media Contact:

John Carter

CEO – Carter Validus Mission Critical REIT, Inc.

813-387-1700

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the company’s expectations.

2/12	CV0153-A